Exhibit 5.1
Lockheed Martin Corporation
6801 Rockledge Drive, Bethesda, MD 20817
Kerri R. Morey
Vice President and Associate General Counsel
April 24, 2020

RE:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 Registration No. 333-176440 Post-Effective Amendment No. 2 to Registration Statement on Form S-8 Registration No. 333-195466
Ladies and Gentlemen:
I submit this opinion in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 to Registration Statement No. 333-176440 and Post-Effective Amendment No. 2 to Registration Statement No. 333-195466 on Form S-8 (the “Post-Effective Amendment”) on the date hereof relating to the issuance of shares of common stock, par value $1 per share (“Common Stock”), of Lockheed Martin Corporation (the “Corporation”) that were previously available for issuance under the Lockheed Martin Corporation 2011 Incentive Performance Award Plan (the “2011 Plan”) and are now available for issuance under the 2011 Plan or the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (the “2020 Plan” and together with the 2011 Plan, the “Plans”).
As Vice President and Associate General Counsel of the Corporation, I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I deemed necessary or appropriate for the purpose of this opinion.
Based on that examination and review, I advise you that in my opinion, to the extent that the operation of the Plans results in the issuance of Common Stock, such shares of Common Stock have been duly and validly authorized and, when issued in accordance with the terms set forth in the Plans, will be legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 nor the rules of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kerri R. Morey
Kerri R. Morey Vice President and Associate General Counsel